Exhibit 99.1

1Q26 Highlights First Quarter 2026 Financial and Operational Highlights

To Our Shareholders: We continue to make progress towards our ambitious target of capturing 10% of the global gaming content market and an even greater share of the U.S. market. In Q1 2026, revenue grew 39% year-over-year to $1.4 billion and bookings grew 43% year-over-year to $1.7 billion. We generated $629 million in operating cash flow, up 42% year-over-year, and $596 million in free cash flow, up 40% year-over-year. This performance was driven by a combination of strong user and engagement growth as well as improvements in monetization across all regions. Average daily active users (DAUs) grew by nearly 34 million from Q1 2025 to Q1 2026, up 35% to 132 million. Hours engaged (Hours) increased 43% year-over-year to 31 billion. As expected, DAU and bookings growth decelerated from the outsized gains we experienced in 2025 and the platform ban in Russia, which went into effect in December 2025. We believe growth was also tempered by greater-than-expected headwinds from our age-check roll out, which restricted on-platform communication for non-age checked users, diluted communication for age-checked users, and slowed new user acquisition. We are committed to setting the Global Standard for healthy, safe, and age-appropriate digital engagement — this is core to our vision to connect 1 billion users with optimism and civility. We believe the long-term benefits of this are innumerable. Over the next few quarters, in addition to checking user age, we will implement additional improvements designed to facilitate age-appropriate access to content and product features. While our aggressive push to enhance safety lowers our expectations for topline growth in 2026, it makes our platform fundamentally better and amplifies the long-term growth potential of Roblox through more effective content targeting, tailored communication experiences, and improved community sentiment. In addition to the major steps we’re taking with respect to platform safety, we are also making significant advances in the other key growth levers we outlined last quarter in support of our plan to deliver 20%+ annualized topline growth and margin expansion over the long term. We are now publicly sharing our vision for a new foundation for creation and play code-named “Roblox Reality” that combines hyperscale multiplayer gaming with photo-realism. With respect to novel game expansion, we are executing several important initiatives that we expect will grow our 18 and over (O18) audience and content portfolio. And, we are launching platform enhancements across communication, recommendations, subscriptions, and marketplace that will continue to strengthen the Roblox flywheel. This quarter’s letter includes an update on all four of these growth levers as well as a review of our Q1 results and expectations for the remainder of 2026. 2

Novel Game Expansion

We are aggressively moving to capture the untapped opportunity to expand our O18 user base, the largest segment of the traditional gaming market. As of Q1, O18 users represent 26% of DAUs who have age-checked.[1] In the U.S., DAUs and Hours for the O18 user cohort both grew 40% year-over-year and within that, our 18-34 cohort grew over 50%, faster than any other cohort.[2] Additionally, in the U.S., O18 users on Roblox monetize over 50% higher than our under 18 (U18) users.[2] In pursuit of this opportunity, we are investing to reward the creation of "novel" games and to ensure these games can successfully build an audience on Roblox. Novel games expand into new genres, use different game play mechanics, and have a different look and feel than classic Roblox games.

Targeted Increase in DevEx Rate. Today, we are announcing an increase in our Developer Exchange (DevEx) rate designed to further reward creation of novel games. Starting June 8th, we will be increasing the creators' effective earnings for in-game spend generated by age-checked O18 users in the U.S. to 37.8% from 26.6%.[3] To qualify for the higher rate, games must utilize our R15 avatar framework. R15 avatars upgrade Roblox characters with up to 132-joint skeletons, unlocking lifelike avatar animation, expressive character systems, and support for modern features like layered clothing and facial animation.

Creator Programs. We have announced several other programs to support creators with novel game creation, including expansion into new genres, gameplay mechanics, and visual styles.

- **Roblox Jumpstart** is a continuous program designed to help new-to-Roblox creators learn the platform and experienced creators explore the process of novel game creation.
- **Roblox Incubator** is a six-month, milestone-driven program designed to help experienced teams turn novel game concepts into polished, scalable, and commercially successful games.

In these programs, Roblox provides hands-on mentorship and on and off-platform user acquisition support. The initial response to these initiatives has been strong with over 8,000 applications in two months since launch, including some impressive prototypes. You can see a couple of examples of these prototypes here: Starforged Realms and Octane. We are also investing in and supporting novel games that are already on Roblox or are currently in development through our

[1] As of the seven days ended March 31, 2026, 36% of users who have age-checked are under 13, 38% are between the ages of 13 and 17, and 26% are O18.
[2] See "Special Note Regarding Age-Check" for additional details.
[3] Illustrative, assuming 30% Robux platform fee for in-game item sales and our average selling price for Robux in FY 2025 of $0.01 per Robux.

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White Glove Service. We have teams dedicated to scouting for promising early-stage games and partnering with creators to increase engagement, improve retention, and optimize monetization design. Studio Partnerships.This quarter we began working with several well-known game studios to bring reimagined versions of beloved PC/mobile games to Roblox. Similar to the work we’re doing with Jumpstart and Incubator, we are partnering with these studios to support game design, development, and co-investing with them to seed the user acquisition flywheel. We will share more detail about the specific games in development over the next few quarters as we get closer to launch. We are excited about these studio partnerships because they represent incredibly familiar IP, loyal fanbases, and deep gameplay tailored for older users. In fact, the franchises in active development on Roblox have a total audience of over 150 million monthly players on other platforms. We are in active discussions with many more studios and publishers to bring even more large franchises to the Roblox platform. Novel Game Marketing.Novel games will also receiveenhanced on-platform placement and off-platform marketing support. On platform, we are highlighting “Standout Games,” a curated selection of novel games handpicked by our team and given priority placement on the second row of the Roblox home screen, utilizing video previews to maximize visibility. In the future, we plan to offer fully personalized home screens that could provide an entirely different look and feel depending on user age. Off platform, we’re actively scanning for early signals of novel games that can benefit from promotion outside the Roblox ecosystem. As we identify these games, we can quickly and aggressively invest to build an O18 audience in a manner that offers compelling return on advertising spend (RoAS). Technology Advancements.In Q1, we delivered foundational upgrades to our engine, enabling higher realism and more advanced avatars, while retaining core scalability to run on any and all platforms. Creators can now author and upload textures in 4K for vibrant visuals. Avatars have been upgraded with advanced skeletal joints, a new animation system supporting smooth motion, and full creator control through our Luau scripting language. Using this, creators can now produce lifelike, physically simulated avatars. We've enhanced user identity by completing the rollout of Dynamic Heads and introducing Makeup, providing more options for avatar customization and expression. These upgrades have been accompanied by significant advances in the ease of avatar creation: 1-click import and continued investment in Avatar AI AutoSetup drastically reduce the friction of bringing external assets onto the platform. Beyond avatars, we've introduced Server Authority to enable fair competitive gameplay. All creators benefit from our continued rollout of world-class scaling technologies, including Instance Streaming, Mesh/Texture Streaming, and SLIM, which allow the same realistic world to run on both high-end PCs and low-end mobile 4 devices. Across the board, these updates remove technical barriers and empower creators to build the visually immersive worlds that resonate with O18 users. The Future of AI-Powered, Photorealistic Multiplayer Gaming In our labs, Roblox is undertaking its most ambitious technical initiative, code-named “Roblox Reality.”Roblox Reality represents a major step indemocratizing creation, allowing any creator to build photorealistic games which can be played on high-end PCs and low-end mobile devices. By leveraging the Roblox Game Engine and Video Model – this quality can be achieved in a fraction of the time and cost traditionally required to create high-fidelity graphics. Roblox Reality is a hybrid architecture blending the capabilities of the Roblox Cloud and Game Engine, with the photorealism of Video World Models. We are defining a new technical frontier that converges photorealism, hyperscale multiplayer, and human-like NPCs (Non-Player Characters) into a single, unified reality that Roblox is uniquely positioned to build and runon our global edge-computing infrastructure. Core world state willbe durably and efficiently stored on the server to provide consistency across clients and support using cost and space efficient storage. Multiplayer gameplay will be supported via strong server authority for fairness. Photorealism will be achieved through edge compute, leveraging rendered video and rich data model context to produce a photorealistic video stream. It will empower creators to construct interactive environments where high-fidelity visuals and autonomous motion coexist without compromise. We operate over 400 AI models running over 1.5 million inferences per second across on-premise and public cloud GPUs. These systems power AI models ranging from coding assistants and discovery recommendations to communications safety, marketplace recommendations, and 3D object creation. With continued investments in foundation models, including Video Super Upsampler, 4D generation, NPC behavior, and Coding Assistance, this architecture will empower creators of all sizes to author and maintain interactive worlds that blend unprecedented visual fidelity and motion on top of traditional persistence and structure. Accelerating Content Creation.Over the last several months, we have seen a dramatic increase in the use of AI by our top creators, translating into richer content coming to market more quickly. Today, nearly half of the Top 1,000 creators on Roblox leverageStudio Assistant or Model Context Protocol (MCP)to compress development timelines. These technologies are being used by creators for a wide range of tasks, from light coding assistance to fully vibe-coded content. These changes are being driven by a transformation of Roblox Studio into a fully AI-native environment supporting agentic creation. This month we launched a new Planning Mode in Studio, 5 which allows a creator to engage in a focused conversation with Assistant about the design, implementation, and test plan of new features. As alignment is reached, Assistant executes the plan, launching a suite of agents to fully implement and test complex features with minimal additional creator input. In addition to Planning Mode, we introduced new mesh and procedural model generation capabilities, allowing creators or agents to build richer worlds, and NPC testing agents that can navigate complex 3D worlds to execute gameplay actions. These NPC testing agents are part of a larger effort to craft a foundational model for NPCs which can be used for both testing and creating richer game experiences. Creating a Global Platform for All Ages: Safety & Civility Roblox is committed to setting the Global Standard for healthy, safe, and age-appropriate digital engagement. As part of this commitment, we are taking measures that integrate three important ingredients: (1) proactively age-check to determine the age of users on our platform, (2) use age checks to gate content and feature access for age-appropriateness, and (3) tailor communications features based on user age. These measures, in addition to our industry-leading text filtering, real-time voice safety, and AI-powered moderation systems set a benchmark for digital safety, and serve as a reference within global regulatory debates aimed at making youth digital engagement safer. While these product enhancements will result in continued short-term headwinds to user acquisition and engagement, we believe they make Roblox a safer platform for the long term. Proactive Age Checks.Earlier this year, we began requiring users globally to complete an age check in order to use text or voice chat on the platform. Through the end of Q1, 51% of global DAUs have age-checked, though the rate is significantly higher in developed markets. For example, in the U.S. 65% of DAUs have age-checked. To date, age check adoption is lower in markets where parental consent is a local regulatory requirement to complete the facial age estimation process. In addition to facial age estimation, we have started to enhance age check technology by incorporating passive signals to further improve the accuracy and reliability of age checks, including historical play, social graphs and economic activity, to name a few. As we roll out age-based accounts, users who have not age-checked will default to a content-restricted account with chat disabled until they complete the age-check process. Safe Communication.Safe communication is fundamentalto our vision of building a human co-experience platform. We do not allow sharing of images or video on Roblox and we limit chat between minors and adults. In Q1, we expanded our safety systems to include an AI-powered chat filtering system, which uses an LLM-based model to rewrite certain messages in real time into 6 safer, more age-appropriate versions and better detects the sharing of or request for personally identifiable information. Since its rollout, we have seen a meaningful improvement in relevant safety metrics.

Roblox Kids and Select Accounts. By early June, we expect to roll out Roblox Kids and Roblox Select accounts globally. These accounts are designed to simplify parental controls, by aligning age check information, content ratings and communication functionality with account types, to enable their child's Roblox experience to be age-appropriate by default. For example:

- **Roblox Kids** (ages 5-8) limits content to games with Minimal or Mild ratings; chat is disabled by default.
- **Roblox Select** (ages 9–15) allows content rated up to Moderate; chat is on by default, but limited to Trusted Friends and users in a similar age group.
- **Roblox** (ages 16+): At 16, users graduate to a standard Roblox account, with access to the full game library (except Restricted games which are limited to users 18 and older).

We are implementing additional systems to increase the quality of games accessible from Roblox Kids and Roblox Select accounts: 1) Creators must be in good standing on the platform, complete an ID verification, and have an active Roblox Plus or Premium account, 2) games must complete a review period where gameplay from users 16 and over is used to evaluate suitability for younger users, and 3) games must have maturity ratings.

Today, we match Roblox users to appropriate content using our maturity labeling system. Later this year, we will begin transitioning to the International Age Rating Coalition (IARC) framework, the globally recognized standard for assigning content ratings to digital games and apps. These region-specific ratings reflect local cultural norms and will help families identify age-appropriate content with trusted and familiar ratings.

In addition to third-party content ratings, we are now using AI models to detect violative content in real time. In March, we released RM3, our real-time multimodal moderation system, which proactively detects and addresses violative content. RM3 contextually evaluates entire scenes — including avatars, text, emotes, and 3D objects — dramatically reducing the time it takes for violative content to be detected and addressed. Since launch, the RM3 system has shut down approximately 5,000 violating instances daily.

Accelerating our Flywheel

Our growth expectations in 2026 reflect a combination of organic trends and product updates that are expected to enhance engagement and monetization. These include:

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Content Recommendations.Our recommendation engineis a critical mechanism for matching users with the games they love, designed to prioritize games that support creation and collaborative play rather than the passive consumption typically seen on social media platforms. Over the past several years, improvements to the system have helped diversify content recommendations, improve user retention, and identify emerging content more efficiently. We are currently experimenting with new algorithmic approaches and homepage layouts which directly optimize for 28-day retention and beyond. We believe this approach is a better predictor of long-term retention and lifetime value, especially when the algorithm is tailored to specific user cohorts. During Q2, we will be running these experiments at scale and expect them to weigh on engagement and bookings while we optimize. However, early data validates the opportunity to significantly improve recommendations with certain test cohorts already yielding a noticeable improvement in long term retention proxy metrics. Communications Engagement.Engagement with Roblox communication features is fundamental to user engagement, retention, and content virality. Following our implementation of mandatory age checks to access text or voice chat in January, we see new opportunities to enhance communication and boost engagement utilizing higher confidence user age data. Global Chat will allow players across multiple servers in the same game to communicate in a single shared “room,” significantly increasing in-game chat density. Preset messages will enable all users to easily coordinate during gameplay. And, by integrating Party Chat directly into the in-game chat window, we are removing the need for users to leave an experience to coordinate with friends, driving higher party usage and retention during co-play sessions. Collectively, these improvements, paired with our incentives to age-check, are engineered to reignite on-platform communication and deepen user connection. Roblox Plus.Today, we are launching Roblox Plus, a revamped subscription offering designed to deepen retention and value for our most highly engaged users. For $4.99 a month, Plus provides users discounts on in-game and avatar items, free unlimited private servers, and exclusive privileges to transfer Robux and trade items. The discount structure increases after the second month, which we believe will incentivize long-term subscriber retention compared to our Premium subscription offering, which was primarily an allowance product that gave parents a frictionless way to enable recurring Robux allowances for their kids. Roblox funds the Plus discount, such that creators receive a higher effective earnings share on transactions from Plus subscribers. We believe this aligns creator economics with our goal of increasing subscriber penetration. While our initial Plus offering does not include a monthly Robux allowance, we plan to introduce Plus with 8 allowance bundles in the coming weeks, and will be adding more features to Plus subscriptions in the coming months to make it a must-have add-on for all Roblox users. Advertising.We are excited by the long-term growthpotential of advertising. Our offerings for native advertisers continue to expand. We recently launched 2x1 sponsored tiles delivering even more reach for brands and creators. As of the end of Q1, more than 60 of our top 100 creators based on spend are using our native Ads Manager. Rewarded Video has the right product-market fit and drives strong results for our advertisers. In the coming months we are releasing a new plugin template to make it easier for creators to incorporate rewarded video in their games and the ability for creators to optimize for either ROI or number of plays. Starting next month, our updated advertising policies and standards go into effect, creating a safer and more consistent platform for advertisers. Creators running independent brand integrations must register campaigns in our Ads Manager and migrate to native formats like Rewarded Video and immersive billboards. By standardizing ad labels and striving for age-appropriate and COPPA-compliant content, we are simplifying brand-creator partnerships and building a more scalable, durable advertising business. 9

Key Metrics and Financials: Q1 2026 Users & Engagement.DAUs grew 35% year-over-year to132 million and Hours grew 43% year-over-year to 31 billion. We saw a broadening of Roblox’s geographic footprint. DAUs outside of the U.S. and Canada grew 40% year-over-year, while DAUs in the U.S. and Canada grew 17%. Strong user growth and a growing library of games drove another quarter of strong engagement growth. Similar to user growth trends, Hours outside of the U.S. and Canada grew 50%, while Hours in the U.S. and Canada grew 21%. DAUs and Hours growth reflected expected deceleration from the outsized gains we experienced in 2025 and was also tempered by greater-than-expected headwinds from our age-check roll out which restricted on-platform communication and slowed new user acquisition as we progressed throughout the quarter. Additionally, the December 2025 platform ban in Russia resulted in a sequential decline in DAUs and Hours. Content Diversity.The diversity of content on theplatform in Q1 resulted in broadening engagement. The long tail of content showed strength: experiences outside the top 10 saw 43% growth in engagement year-over-year and 41% growth in Robux spending year-over-year, accounting for 65% of growth in Robux spend in the quarter. Monetization.Growth in DAUs and Hours drove solidrevenue and bookings performance. Topline growth outpaced DAU growth reflecting a favorable shift in our user mix toward higher-monetizing demographics. Average monthly unique payers (MUPs) increased to 31 million, up 52% compared to a year ago. We saw strong payer growth in international markets and continued solid growth in the U.S. and Canada, up 19% year-over-year, on a larger payer base. Revenue grew 39% year-over-year to $1.4 billion and bookings grew 43% year-over-year to $1.7 billion4. 4 On a constant currency basis, revenue and bookings were up 38% year-over-year. Constant currency is calculated by converting our current period bookings and associated revenue generated from current period bookings into U.S. dollars using the comparative prior period’s monthly exchange rates for our non-USD currencies, rather than the actual average exchange rates in effect during the current period. By adjusting revenue and bookings for constant currency, we are able to provide a framework for assessing how our business performed excluding the effect of foreign currency rate fluctuations. 10

Cost Components. Q1 results benefited from operating leverage in certain fixed and variable costs:

	As a % of Revenue			As a % of Bookings		
	Q1 2026	Q1 2025	bps Change[A]	Q1 2026	Q1 2025	bps Change[A]
Cost of Revenue	20%	22%	(140)	NM[B]	NM[B]	NM[B]
Developer Exchange Fees	29%	27%	210	24%	23%	110
Certain Infrastructure and Trust & Safety Expense	14%	13%	70	11%	11%	30
Personnel Costs excl. Stock-Based Compensation Expense	20%	23%	(290)	17%	20%	(300)

(A) Change is calculated using precise figures and may not sum based on the rounded percentages presented.
(B) Cost of revenue as a percentage of bookings is not meaningful as the vast majority of these costs are deferred and will be recognized over the estimated average lifetime of a paying user, which was 27 months for both Q1 2026 and Q1 2025.

- Cost of revenue grew 31% year-over-year, totaling $294 million. In Q1 2026, the share of bookings from lower-cost platforms grew relative to the prior year, resulting in lower payment processing fees as a percentage of bookings.
- Developer Exchange (DevEx) fees grew 50% year-over-year, totaling $423 million. The growth in DevEx fees reflected the increase to creator earnings we announced on September 5, 2025.
- Certain Infrastructure and Trust & Safety expenses grew 47% year-over-year, totaling $197 million. The growth was primarily driven by third-party cloud infrastructure expenses incurred to support increased traffic and engagement during the quarter.
- Personnel costs exclusive of stock-based compensation expenses grew 22%, totaling $290 million, driven by an increase in headcount compared to the same period a year ago.

Consolidated net loss & Adjusted EBITDA. Consolidated net loss was $248 million, compared to $216 million in Q1 2025. Adjusted EBITDA was $99 million, compared to $58 million in Q1 2025. Adjusted EBITDA excludes adjustments for an increase in deferred revenue of $299 million and an increase in deferred cost of revenue of $32 million, or a total change in net deferrals of $267 million in Q1 2026 compared to a total change in net deferrals of $147 million in Q1 2025.

In Q1 2026, we entered into settlement agreements with certain states and are in negotiations with additional states regarding youth-related consumer protection and digital safety matters. We have accrued $57 million of expense associated with these settlements and/or settlement proposals in the quarter, which considers developments through April 30, 2026, and payments structured over multiple years. Certain elements of the settlements and/or settlement proposals have not been accrued as of March 31, 2026. These include commitments for public service campaigns,

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headcount for law enforcement liaisons, and costs associated with implementing certain Platform and policy changes, which will be expensed as incurred. Cash Flow.Operating cash flow was $629 million inQ1 2026 compared to $444 million in Q1 2025, and free cash flow totaled $596 million in Q1 2026 compared to $427 million in Q1 2025. As a reminder, operating and free cash flow in Q1 2025 benefited from the delay of a $30 million payout to a creator that was subsequently paid in Q2 2025. Total cash, cash equivalents, and investments was $6.2 billion as of March 31, 2026, an increase of $1.7 billion compared to the previous year’s balance. GAAP Accounting & Profitability.For GAAP accounting,the vast majority of the Q1 bookings and associated payment processing fees are deferred and will be recognized as revenue and cost of revenue, respectively, over the estimated average lifetime of a paying user, which was 27 months during Q1 2026. Meanwhile, our other operating costs, which include DevEx fees, personnel costs, and certain infrastructure and trust & safety expenses, are recognized during the period. Share Count.Our fully diluted share count was 749million shares as of March 31, 2026, an increase of 2% compared to the previous year. Equity is an important part of hiring and retaining exceptional people and we will continue to strike a balance between dilution and the key value drivers in our business, namely bookings and free cash flow growth. Guidance We are updating our full-year 2026 outlook to account for a continuation of the safety headwinds we have experienced to date. We now expect full-year revenue growth to be in the range of 20% to 25%, and bookings growth to be in the range of 8% to 12%. Our updated margin expectations reflect the reduction to the topline combined with our commitment to continue making long-term investments in the business. We now expect operating cash flow to be in the range of $1.6 billion to $1.7 billion and free cash flow to be in the range of $1.1 billion to $1.3 billion. Our capital expenditures expectations remain unchanged. For Q2 2026, we expect revenue growth to be in the range of 29% to 34% and bookings growth to be in the range of 8% to 12%. We expect a sequential decline in DAUs, reflecting the deceleration we observed in Q1 and thus far in Q2. We expect operating cash flow and free cash flow to be in the range of $260 million to $275 million and $230 million to $245 million, respectively. As a reminder, Q2 2025 operating and free cash flow were negatively impacted by a $30 million payment to a creator that was delayed from Q1 2025. 12

Despite these near term adjustments, our conviction in the long-term growth opportunity for Roblox remains unchanged. We are focused on delivering 20%+ annualized topline growth and margin expansion, inclusive of DevEx increases. As we've noted before, the trajectory of this growth will be non-linear due to the inherent unpredictability of creator innovation and the timing of investment necessary to scale. We remain bullish that the foundations we are laying today will deliver long-term growth and shareholder value creation.

	Guidance		Updated Guidance	
	Q2 2026		Full Year 2026	
($ in millions)	**Low**	**High**	**Low**	**High**
Revenue[(A)]	$1,390	$1,450	$5,865	$6,135
YoY %	*29%*	*34%*	*20%*	*25%*
Bookings[(A)]	$1,550	$1,610	$7,330	$7,600
YoY %	*8%*	*12%*	*8%*	*12%*
Consolidated net loss[(B)]	$(257)	$(242)	$(1,175)	$(1,035)
Adjusted EBITDA	$68	$83	$185	$325
Total net increase in deferred revenue and deferred cost of revenue	$162	$162	$1,305	$1,305
Net cash and cash equivalents provided by operating activities	$260	$275	$1,570	$1,745
Capital expenditures and purchases of intangible assets	$(30)	$(30)	$(520)	$(470)
Free cash flow[(A)]	$230	$245	$1,050	$1,275
YoY %	*30%*	*38%*	*(22)%*	*(6)%*

(A) The reconciliations from revenue to bookings, consolidated net loss to Adjusted EBITDA, and operating cash flow to free cash flow are provided in the following section GAAP to Non-GAAP Reconciliations. Our revenue guidance assumes that there are no material changes in estimates used in revenue recognition, such as the estimated consumable/durable allocation of virtual goods purchased on the platform and the estimated average lifetime of a paying user.

(B) Consolidated net loss guidance excludes loss contingency accruals, given the inherent uncertainty in estimates of future probability and/or range of loss based on the facts and circumstances that exist as of April 30, 2026.

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Roblox CorporationUnaudited Financial Statements ROBLOX CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS Unaudited (in millions) As of March 31, 2026 December 31, 2025 Assets Current assets: Cash and cash equivalents $ 1,188 $ 1,205 Short-term investments 2,011 1,850 Accounts receivable—net of allowances 538 901 Prepaid expenses and other current assets 138 109 Deferred cost of revenue, current portion 867 833 Total current assets 4,742 4,898 Long-term investments 2,966 2,493 Property and equipment—net 849 885 Operating lease right-of-use assets 639 651 Deferred cost of revenue, long-term 446 448 Intangible assets, net 17 18 Goodwill 142 143 Other assets 26 21 Total assets $ 9,827 $ 9,557 Liabilities and Stockholders’ equity Current liabilities: Accounts payable $ 24 $ 65 Accrued expenses and other current liabilities 435 396 Developer exchange liability 424 496 Deferred revenue—current portion 4,425 4,169 Total current liabilities 5,308 5,126 Deferred revenue—net of current portion 2,380 2,337 Operating lease liabilities 625 643 Long-term debt, net 1,008 993 Other long-term liabilities 95 83 Total liabilities 9,416 9,182 Stockholders' equity: Common stock —* —* Additional paid-in capital 5,744 5,438 Accumulated other comprehensive income/(loss) (5) 17 Accumulated deficit (5,307) (5,061) Total Roblox Corporation stockholders' equity 432 394 Noncontrolling interest (21) (19) Total stockholders' equity 411 375 Total liabilities and stockholders' equity $ 9,827 $ 9,557 * Amounts round to zero. 14

ROBLOX CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS Unaudited (in millions, except number of shares which are in thousands, and per share amounts) Three Months Ended March 31, 2026 2025 Revenue $ 1,442 $ 1,035 Cost and expenses: Cost of revenue(1) 294 225 Developer exchange fees 423 282 Infrastructure and trust & safety 324 242 Research and development 422 374 General and administrative 209 119 Sales and marketing 64 48 Total cost and expenses 1,736 1,290 Loss from operations (294) (255) Interest income 55 46 Interest expense (10) (10) Other income/(expense), net 2 4 Loss before income taxes (247) (215) Provision for/(benefit from) income taxes 1 1 Consolidated net loss (248) (216) Net loss attributable to noncontrolling interest (2) (1) Net loss attributable to common stockholders $ (246) $ (215) Net loss per share attributable to common stockholders, basic and diluted $ (0.35) $ (0.32) Weighted-average shares used in computing net loss per share attributable to common stockholders–basic and diluted 711,697 671,657 (1) Depreciation of servers and infrastructure equipment included in infrastructure and trust & safety. 15

ROBLOX CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS Unaudited (in millions) Three Months Ended March 31, 2026 2025 Cash flows from operating activities: Consolidated net loss $ (248) $ (216) Adjustments to reconcile consolidated net loss to net cash and cash equivalents provided by operating activities: Depreciation and amortization expense 61 54 Stock-based compensation expense 275 259 Operating lease non-cash expense 32 30 Accretion on marketable securities, net (12) (19) Other adjustments (8) — Changes in operating assets and liabilities, net of effect of acquisitions: Accounts receivable 366 210 Prepaid expenses and other current assets (27) (12) Deferred cost of revenue (32) (30) Other assets (5) (5) Accounts payable (34) 18 Accrued expenses and other current liabilities 53 (5) Developer exchange liability (72) 7 Deferred revenue 302 175 Operating lease liabilities (35) (25) Other long-term liabilities 13 3 Net cash and cash equivalents provided by operating activities 629 444 Cash flows from investing activities: Acquisition of property and equipment (33) (17) Purchases of investments (2,017) (1,170) Maturities of investments 1,080 1,000 Sales of investments 293 152 Other investing activities 2 — Net cash and cash equivalents used in investing activities (675) (35) Cash flows from financing activities: Proceeds from issuance of common stock 31 37 Net cash and cash equivalents provided by financing activities 31 37 Effect of exchange rate changes on cash and cash equivalents (2) 1 Net increase/(decrease) in cash and cash equivalents (17) 447 Cash and cash equivalents Beginning of period 1,205 712 End of period $ 1,188 $ 1,159 16

Forward-Looking Statements This letter and the live webcast and Q&A session which will be held at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time on Thursday, April 30, 2026 contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our vision to connect one billion users with optimism and civility, our vision to reach 10% of the global gaming content market, our efforts to improve the Roblox Platform, our trust and safety efforts, including our efforts to expand age-checking ofusers, our goal to drive the percentof users that have age-checked up, and our efforts related to Roblox Kids and Roblox Select,our investments in AI-powered initiatives, including Roblox Reality and RM3, our efforts related to novel games, including financial incentives, personalized home screens, Roblox Jumpstart, and Roblox Incubator, our efforts to improve creator economics, our partnership efforts, our efforts to improve recommendations and communication engagement on platform, including through Party Chat and Trusted Friends, our efforts related to Roblox Plus, our efforts toward advertising on the platform, our efforts regarding user acquisition and retention, our recent and anticipated product launches,our business, product, strategy, and user growth, our investment strategy, including opportunities for and expectations of improvements in financial and operating metrics, including operating leverage, margin, free cash flow, operating expenses, and capital expenditures, our expectation of successfully executing such strategies and plans, our expectations of future net losses and net cash and cash equivalents provided by operating activities, statements by our Chief Executive Officer and Chief Financial Officer, and our outlook and guidance for the second quarter and full year 2026. These forward-looking statements are made as of the date they were first issued and were based on current plans, expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Words such as “expect,” “vision,” “envision,” “evolving,” “drive,” “anticipate,” “intend,” “maintain,” “should,” “believe,” “continue,” “plan,” “goal,” “opportunity,” “estimate,” “predict,” “may,” “will,” “could,”“hope,”“target,” “project,” “potential,” “might,” “shall,” “contemplate,”“would,” and “initiative” and variationsof these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to risks detailed in our filings with the Securities and Exchange Commission (the “SEC”), including our annual reports on Form 10-K, our quarterly reports on Form 10-Q, and other filings and reports we make with the SEC from time to time. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: our ability to successfully execute our business and growth strategy; the sufficiency of our cash and cash equivalents and investments to meet our liquidity needs, including the repayment of our senior notes; the demand for our platform in general; our ability to sustain virality of games on our platform; the seasonality of our business and the impact of viral games; our ability to retain and increase our number of users and creators, while adequately scaling our infrastructure as engagement increases; changes in the average lifetime of a paying user; the impact of inflation, tariffs, and global economic conditions on our operations; the impact of changing legal and regulatory requirements on our business; our ability to develop enhancements to our platform, and bring them to market in a timely manner; our ability to develop and protect our brand; any misuse of user data or other undesirable activity by third parties on our platform; our ability to maintain the security and availability of our platform; our 17 ability to detect and minimize unauthorized use of our platform; the impact of our trust and safety efforts on our ability to attract and retain users and creators; and the impact of AI on our platform, users, and creators. Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from our expectations is included in the reports we have filed or will file with the SEC, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q. The forward-looking statements included in this letter represent our views as of the date of this letter. We anticipate that subsequent events and developments will cause our views to change. However, we undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this letter. Special Note Regarding Operating Metrics Additional information regarding our core financial and operating metrics disclosed above is included in the reports we have filed or will file with the SEC, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q and our supplemental materials, available at ir.roblox.com. We encourage investors and others to review these materials in their entirety. Special Note Regarding Age-Check In the first quarter of 2026 we transitioned from self-reported age data to ‘age-checked’ data. All age-checked metrics included herein are estimates derived from limited information and evolving methodologies and are not directly comparable to historical self-reported data. Age-check penetration is an average based on the last seven days of the quarter. Additionally, certain demographic data presented are estimates based on extrapolation from data on users who have undergone age-checks, which may not be representative of actual age demographics on the platform. Specifically, for certain metrics we have applied the demographic distribution of our current 'age-checked' DAUs to our 'non-age-checked' DAUs to estimate growth and monetization rates for 18 to 34 DAUs in the U.S. Extrapolated results may not fairly represent the actual demographic split or engagement and monetization levels of the ‘non-age-checked’ DAUs. 18

Non-GAAP Financial Measures This letter contains the following non-GAAP financial measures: bookings, Adjusted EBITDA, and free cash flow. We use this non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial information may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial information as a tool for comparison. As a result, our non-GAAP financial information is presented for supplemental informational purposes only and should not be considered in isolation from, or as a substitute for financial information presented in accordance with GAAP. Reconciliation tables of the most comparable GAAP financial measure to each non-GAAP financial measure used in this letter are included at the end of this letter. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view these non-GAAP measures in conjunction with the most directly comparable GAAP financial measures. Bookingsrepresent the sales activity in a given periodwithout giving effect to certain non-cash adjustments, as detailed below. Substantially all of our bookings are generated from sales of virtual currency, which can ultimately be converted to virtual items on the Roblox platform. Sales of virtual currency reflected as bookings include one-time purchases or monthly subscriptions purchased via payment processors or through prepaid cards. Bookings are initially recorded in deferred revenue and recognized as revenues over the estimated period of time the virtual items purchased with the virtual currency are available on the Roblox platform (estimated to be the average lifetime of a paying user) or as the virtual items purchased with the virtual currency are consumed. Bookings also include an insignificant amount from advertising and licensing arrangements. We believe bookings provide a timelier indication of trends in our operating results that are not necessarily reflected in our revenue as a result of the fact that we recognize the majority of revenue over the estimated average lifetime of a paying user. The change in deferred revenue constitutes the vast majority of the reconciling difference from revenue to bookings. By removing these non-cash adjustments, we are able to measure and monitor our business performance based on the timing of actual transactions with our users and the cash that is generated from these transactions. Over the long term, the factors impacting our revenue and bookings trends are the same. However, in the short term, there are factors that may cause revenue and bookings trends to differ. 19

Adjusted EBITDArepresents our GAAP consolidated net loss, excluding interest income, interest expense, other (income)/expense, net, provision for/(benefit from) income taxes, depreciation and amortization expense, stock-based compensation expense, and certain other non-routine adjustments. We believe that, when considered together with reported GAAP amounts, Adjusted EBITDA is useful to investors and management in understanding our ongoing operations and ongoing operating trends. Our definition of Adjusted EBITDA may differ from the definition used by other companies and therefore comparability may be limited. Free cash flowrepresents the net cash and cash equivalentsprovided by operating activities, less purchases of property and equipment and intangible assets acquired through asset acquisitions. We believe that free cash flow is a useful indicator of our unit economics and liquidity that provides information to management and investors about the amount of cash and cash equivalents generated from our core operations that, after the purchases of property and equipment, and intangible assets acquired through asset acquisitions, can be used for strategic initiatives. 20

GAAP to Non-GAAP Reconciliations The following table presents a reconciliation of revenue, the most directly comparable financial measure calculated in accordance with GAAP, to bookings, for each of the periods presented (in millions, unaudited): Three Months Ended March 31, 2026 2025 Reconciliation of revenue to bookings: Revenue $ 1,442 $ 1,035 Add (deduct): Change in deferred revenue 299 178 Other (10) (6) Bookings $ 1,731 $ 1,207 The following table presents a reconciliation of consolidated net loss, the most directly comparable financial measure calculated in accordance with GAAP, to Adjusted EBITDA, for each of the periods presented (in millions, unaudited): Three Months Ended March 31, 2026 2025 Reconciliation of consolidated net loss to Adjusted EBITDA: Consolidated net loss $ (248) $ (216) Add (deduct): Interest income (55) (46) Interest expense 10 10 Other (income)/expense, net (2) (4) Provision for/(benefit from) income taxes 1 1 Depreciation and amortization expense 61 54 Stock-based compensation expense 275 259 Legal settlement expenses(A) 57 — Adjusted EBITDA $ 99 $ 58 (A) Includes legal settlement expenses related to settlement negotiations with certain states regarding youth-related consumer protection and digital safety matters. The Company has determined that these matters arise outside of the ordinary course of business, have limited historical precedent, are unpredictable in their magnitude, scope, and timing, and as a result are distinct from routine expenses incurred in ongoing operations. 21

The following table presents a reconciliation of net cash and cash equivalents provided by operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to free cash flow, for each of the periods presented (in millions, unaudited): Three Months Ended March 31, 2026 2025 Reconciliation of net cash and cash equivalents provided by operating activities to free cash flow: Net cash and cash equivalents provided by operating activities $ 629 $ 444 Deduct: Acquisition of property and equipment (33) (17) Free cash flow $ 596 $ 427 22

Forward Looking Guidance5: GAAP to Non-GAAP Financial Measures Reconciliations The following table presents a reconciliation of revenue, the most directly comparable financial measure calculated in accordance with GAAP, to bookings, for each of the periods presented (in millions): Guidance Updated Guidance Three Months Ended Twelve Months Ended June 30, 2026 December 31, 2026 Low High Low High Reconciliation of revenue to bookings: Revenue $ 1,390 $ 1,450 $ 5,865 $ 6,135 Add (deduct): Change in deferred revenue 170 170 1,510 1,510 Other (10) (10) (45) (45) Bookings $ 1,550 $ 1,610 $ 7,330 $ 7,600 5 Our revenue guidance assumes that there are no material changes in estimates used in our revenue recognition, such as the estimated consumable/durable allocation of virtual goods purchased on the platform and the estimated average lifetime of a paying user. 23

The following table presents a reconciliation of consolidated net loss, the most directly comparable financial measure calculated in accordance with GAAP, to Adjusted EBITDA, for each of the periods presented (in millions): Guidance Updated Guidance Three Months Ended Twelve Months Ended June 30, 2026 December 31, 2026 Low High Low High Reconciliation of consolidated net loss to Adjusted EBITDA: Consolidated net loss(A) $ (257) $ (242) $ (1,175) $ (1,035) Add (deduct): Interest income (48) (48) (195) (195) Interest expense 11 11 42 42 Provision for/(benefit from) income taxes 2 2 6 6 Depreciation and amortization expense 70 70 300 300 Stock-based compensation expense 290 290 1,150 1,150 Legal settlement expenses(A)(B) — — 57 57 Adjusted EBITDA $ 68 $ 83 $ 185 $ 325 (A) Consolidated net loss guidance excludes loss contingency accruals, given the inherent uncertainty in estimates of future probability and/or range of loss based on the facts and circumstances that exist as of April 30, 2026. (B) Includes legal settlement expenses related to settlement negotiations with certain states regarding youth-related consumer protection and digital safety matters. The Company has determined that these matters arise outside of the ordinary course of business, have limited historical precedent, are unpredictable in their magnitude, scope, and timing, and as a result are distinct from routine expenses incurred in ongoing operations. The following table presents a reconciliation of net cash and cash equivalents provided by operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to free cash flow, for each of the periods presented (in millions): Guidance Updated Guidance Three Months Ended Twelve Months Ended June 30, 2026 December 31, 2026 Low High Low High Reconciliation of net cash and cash equivalents provided by operating activities to free cash flow: Net cash and cash equivalents provided by operating activities $ 260 $ 275 $ 1,570 $ 1,745 Deduct: Acquisition of property and equipment (30) (30) (520) (470) Free cash flow $ 230 $ 245 $ 1,050 $ 1,275 24